Exhibit 10.12

Fujian Blue Hat Interactive Entertainment Technology Ltd.

Agreement Number: Xia No.(BH/C/PDE/031/2017) Zi Document

Purchaser (Party A) : Fujian Blue Hat Interactive Entertainment Technology Ltd.

Address: Floor 7, Tower C, Fengrun Financial Holding Group Building, No.1010 Anling Road, Huli District, Xiamen

Telephone: 0592-2280081

Mailbox: lcy@bluehatgroup.net

Principal: Danqing GAO

Supplier (Party B) : Dongguan Hou Jie Sheng Ping Toy Factory

Address: Erheng Road, Houjie Xitou Industrial Area, Dongguan

Telephone: 0769-83098688

Fax: 0769-83090158

Mailbox: wah@top-king.com.hk

Principal: Jianhua ZHOU 13724503658

Signing Date:	June 8, 2017	Signing Place:	Xiamen
Product Code	Product Name	Specification and Wrapping	Quantity-PCS	Unit Price (RMB)	Total Price (RMB)
B010406B01	AR Racer - Lamborghini	mixed stowage, 80 PCS/unit	75000	¥ 12.00	¥ 900,000.00
B010406B02	AR Racer - Land Rover		75000	¥ 12.00	¥ 900,000.00
B010406B03	AR Racer - Lincoln		75000	¥ 12.00	¥ 900,000.00
B010406B04	AR Racer -Buggati Veyron		75000	¥ 12.00	¥ 900,000.00
		Total Quantity:	300000	Total Amount (RMB)	3,600,000.00
Amount in Total (RMB): Three Million and Six Hundred Thousand

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1.Basic Requirement: five-layer corrugated cardboard, the same material as the Supplier sent to the subsidiaries of Blue Hat. Four sides full version printing with two-color.

1) Customer Agreement Number: Xia No.(BH/C/PDE/031/2017) Zi Document

2) The Unit Price includes 17% value-added tax and packaging labor cost, excluding Nano absorbing sheet, color box packing material or master carton cost. The color, size and material of products shall be subject to production sample confirmed and signed by the Purchaser, and the material of master carton shall be five-layer A-grade.

3) Delivery Time: the specific delivery time shall be subject to the Purchaser’s shipping inform (S/I), the quantity of first batch order is 60000 PCS, and each type has 15000 PCS.

4) Delivery Method: the specific time and quantity shall be subject to the Purchaser’s shipping inform (S/I).

5) Shipment Schedule and Transportation Mode: shall be subject to shipping inform (S/I). Party B shall deliver by installment according to Party A’s practical requirement, and each batch of goods shall be delivered in one lot. The transportation cost of every batch is already included in the Unit Price. Damage, shortage or any other accidents occur during transportation shall be handled by Party B to negotiate and compensate, if there is any loss caused to Party A or breach of Party B, Party B shall take full responsibility to Party A.

6) Product Requirement: including packaging and master carton, the color, size and material of products shall be subject to pre-production sample confirmed and signed by the Purchaser.

7) Shipping Mark: shall be subject to shipping inform (S/I).

8) Pre-production Sample: the Supplier shall provide 3 sets of pre-production sample for each type, the Purchaser shall reply 1 set confirmation with signature, and the Supplier will produce according to the reply sample.

9) Pre-shipment Sample: before shipment, the Supplier shall freely provide 1 set of production sample for each type and production picture of front mark, side mark, sticker and products to the Purchaser for confirmation.

10) Examination Requirement: the Supplier shall submit inspection application to the Purchaser at least 7 days in advance, and the Purchaser will require for spot inspection. The products shall be 100% packaged while inspecting, and the Supplier shall freely provide 2 sets of QC production sample and send to the Purchaser’s company for each inspection. The Purchaser shall have the right to sample and test production the sample. If there is serious quality

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problem and inconsistent with the sample, the Purchaser shall have the right to claim against the Supplier for all return of goods and full compensation for late delivery. The inspection personnel of Party A only conduct formal test, which cannot exempt Party B’s responsibility concerning product quality, safety and other guarantee liability under this Agreement and laws. The products shall conform with quality and safety technical standards agreed under this Agreement and stipulated by nation, local and trade, and shall be final inspected according to such standards. If there is any disqualification of quantity, specification, place of origin, quality grade, size, color, nameplate parameter, complete of packaging and identification, soundness and delivery detail, Party A shall have the right to reject, partly reject, return, partly return, terminate the Agreement and claim against Party B for compensation of loss including third party’s liquidated damage borne by Party A and rework of goods, etc.

11) Payment Term: prepay 20% as down payment (20% of shipment payment in S/I), after shipment, the Purchaser shall pay 80% payment (80% of shipment payment in S/I) within 7 days after receiving original Agreement with the Supplier’s stamp confirming, original copy of S/I with signature and seal of both parties, original copy of QC Qualified Report with signature of both parties and valid value-added tax invoice.

2.Basic Requirement of Goods:

1) All product material shall be environmental and harmless, conform with product quality and safety requirement stipulated by nation, local and trade, execute Product Quality Law of the People's Republic of China and Law of the People's Republic of China on the Protection of Rights and Interests of Consumers, use safe and qualified raw material to ensure safety, and the products shall conform with CCC Quality Standard and European Toy Quality Standard.

2) Product style and quality shall be subject to the sample confirmed by Party A. But if the sample provided by Party B disaccords with relevant national quality standard, even Party A confirm such sample and later provided by Party B with equal products which cause product quality problems, Party B cannot be exempted from liability and shall be responsible to the product quality.

3) No shipment is allowed without being inspected by inspection personnel appointed by Party A and issuance of QC report allowing for shipping. Party B shall inform for inspection at least 7 days in advance.

4) QC inspection shall be conducted according to AQL Standard, including inspection on product function, appearance, packaging, transportation, etc. Party B shall be full responsible for all consequences caused by the failure of inspection.

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5) If there is any unconformity of quality between delivered product and the sample confirmed, including product variety, model, specification and color, Party A shall have the right to claim for free alter and change, or reject the goods.

3.Other Requirements:

1) Intellectual Property: All the property rights and intellectual property rights over technical information, design draft, product mold and sample provided by the Purchaser to the Supplier for the purpose of production shall belong to the Purchaser, and the Supplier shall not copy, re-provide or release any of such content to other parties in any form. If there is no renew after the termination of this Agreement, the Supplier shall have no right to continue using. The Supplier promises that without the authorization of the Purchaser, the Supplier shall not sell the products of the Purchaser. If the Purchaser, during sales process, find any suspected product which could be produced by the Supplier, both parties shall actively verify and investigate. Once verified that Party B has engaged in such behavior, Party A shall have the right to punished Party B for RMB 500,000 (Five Hundred Thousand) as penalty and claim for compensation of all economic loss. Meanwhile, Party A shall have the right to terminate this Agreement unilaterally and pursue all responsibilities of Party B. Both parties promise that unless being agreed upon in writing by both parties or for the purpose of signing and performing this Agreement, neither party shall disclose or reveal the content of this Agreement to any third party outside this Agreement, except for the normal management activity of regulatory agency. The confidentiality obligation under this Agreement shall survive the termination of this Agreement until above information is known to the public.

2) All products under this Agreement shall provide sample pursuant to schedule required by the Purchaser, and complete production and shipment as required. Meanwhile, as part of after-sales service, Party B shall freely provide part of its products to Party A as compensation for damage happening in the transportation process, the compensation standard shall not exceed 2% of the purchased products’ total quantity.

3) If there is damage or loss of products caused by the Supplier’s packaging below the standard, the Supplier shall be responsible for compensation.

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4) ① If Party B fails to deliver the goods to the place of delivery on the delivery date according to this Agreement, it will be regarded as delayed delivery. In this situation, Party B shall pay penalty to Party A at the rate of 0.5% of total contract amount for each day of delay, but the total penalty amount shall not exceed total contract amount. If Party B fails to deliver the products and evidentiary material according to this Agreement, Party A shall have the right to reject, and Party B shall pay penalty to Party B at the rate of 10% of total contract amount and compensate for all loss of Party A. If the amount of delivered product is less than that agreed in this Agreement, unless Party A affirmatively express it is unneeded, otherwise Party B shall resupply exactly the amount and the resupplying part will be regarded as delayed delivery; if Party B fails to resupply exactly the amount, besides returning corresponding price, it shall also pay penalty to Party A at the rate of 10% of total contract amount. If there is batching unqualified products from Party B during the inspection of Party A, Party B shall change such products into qualified products and the changing part will be regarded as delayed delivery. Party B shall freely resupply, change and/or repair defective products immediately after receiving Party A’s notice, and shall bear the transportation cost, risk and all other cost for such resupply, change and/or repair of defective products; if above reasons affect Party A’s supply to third party, Party A shall have the right to claim against Party B for compensation including anticipated profit loss, penalty of Party A to third party, etc. Party B’s actual commitment of liability for breach of contract due to delayed delivery or delayed performance of other contractual obligations shall not relieve or mitigate its continuing performance of other obligations under this Agreement, neither mitigate or exempt other liabilities for breach of contract of Party B under this Agreement. If there is bodily injury or property damage of Party A, Party A’s personnel or third party caused by quality problem of Party B’s product, Party B shall be responsible for all product quality tortious liability and liability for breach of contract, and shall pay penalty to Party A at the rate of 15% of total contract amount besides compensation for Party A’s other loss. ② In case of any of the following circumstances occurs, Party A shall have the right to relieve this Agreement unilaterally and claim against Party B for return of all paid payment and penalty at the rate of 50% of total contract amount: 1.delivery time expired, Party B fails to deliver the product or device and still fails to deliver within 5 days after Party A’s prompt; 2.the quality, quantity, specification and corresponding certification material of products provided by Party B are not conform with that agreed in this Agreement, and still fail to complete rectification within 5 days after Party A’s prompt; 3.after being inspected and appraised by state

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authority, the product or device provided by Party B is disqualified or fails to pass fire protection acceptance; 4.Party B’s delayed performance of contractual obligations or other nonperformance which make the contract purpose unrealized; 5.other circumstances in which this Agreement could be relieved according to Contract Law, other laws and regulations.

5) If the inspection result is disqualified or the Purchaser is unable to inspect at the informed time due to delayed delivery, the Supplier shall bear the re-inspect fee for USD 150 each time.

6) This Agreement requires for value-added tax special invoice (17% tax rate) according to the requirement, every new Supplier shall provide following documents: 1) the hard copies with seal of duplicate copies of Business License, Tax Registration Certificate (National and Local) and Organization Code Certificate; 2) the opening bank, account number and account names of the Supplier.

7) Service Arrangement. Both parties affirm that the address specified in letterhead of this Agreement is effective for service. Notices and letters, which are sent by either party according that address, shall be deemed effectively serviced on the second day after the date on which they were mailed, regardless of being signed or rejected by who, and shall go into effect. Written notice shall be sent to the other party once there is change of above address, otherwise the changing party shall bear the unfavorable consequences. Both parties agree that the address specified in letterhead of this Agreement shall be the legal address for service of litigation document of people’s court or arbitration document of arbitral institution. Both parties accept the service effectiveness of any legal document sent to that address by people’s court or arbitral institution, and are willing to undertake resulted service consequence.

8) Both parties shall perform this Agreement truly and fully. If one party requires to modify, suspend or terminate this Agreement for some reason, it shall be approved by the other party and sign another agreement. If this Agreement cannot be fulfilled due to default of one party, that party shall pay penalty to observant party at the rate of 30% of total contract amount and compensate the loss if caused.

9) Any dispute arising out of this Agreement shall be settled through friendly consultation between both parties; in case no settlement can be reached after consolation, the dispute shall be submitted to the court where the Purchaser’s Xiamen representative office is located.

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Signature and Seal of Party A:

Legal Representative or Authorized Representative (Signature and Seal):

/s/ Fujian Blue Hat Interactive Entertainment Technology Ltd.

Date:

Signature and Seal of Party B:

Legal Representative or Authorized Representative (Signature and Seal):

/s/ Dongguan Hou Jie Sheng Ping Toy Factory

Date: